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                                                                    EXHIBIT 11.0




                             CASCADE SYSTEMS, INC.
          COMPUTATION OF PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING


                                                                 Year Ended          Six Months Ended
                                                             December 31, 1996         June 30, 1997
                                                             -----------------       -----------------

Weighted average shares of Series A
 Convertible Preferred Stock outstanding,
 assuming conversion to Common Stock.......................      1,700,000               1,700,000
Weighted average shares of Series B
 Convertible Preferred Stock outstanding,
 assuming conversion to Common Stock(1)....................        304,658                 400,000
Weighted average shares of Common Stock
 outstanding...............................................      2,832,069               2,964,130
Net shares issuable upon exercise of stock
 options granted prior to September 16, 1996...............        588,825                 419,652
Net shares issuable upon exercise of stock
 options granted subsequent to September 15, 1996(2).......        582,613                 582,613
                                                                 ---------               ---------
                                                                 6,008,165               6,066,395
                                                                 =========               =========


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(1)  All outstanding shares of Series A and Series B Convertible Preferred Stock are assumed to have been converted into shares of Common Stock at the time of issuance.

(2) Stock options granted during the twelve month period immediately prior to the filing of the proposed initial public offering have been included as outstanding for all periods presented using the treasury-stock method and an assumed public offering price.